Exhibit 10.1

THE TERMS AND CONDITIONS OF THER AGREEMENT ARE PURSUANT TO THE PG&E COMPANY OFFICER SEVERANCE PLAN, ADOPTED BY THE NOMINATING, COMPENSATION, AND GOVERNANCE COMMITTEE OF PG&E COMPANY, AND ARE NOT SUBJECT TO NEGOTIATION

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made and entered into by and between Barbara Barcon and Pacific Gas and Electric Company (the “Company” or “PG&E”) (collectively the “Parties”) and sets forth the terms and conditions of Ms. Barcon’s separation from employment with the Company.  The “Effective Date” of this Agreement is defined in paragraph 18(a).

1.           Resignation.  Effective the close of business on March 1, 2010 (for purposes of this Agreement, the “Date of Resignation”), Ms. Barcon will resign from her position as Vice President, Finance and Chief Financial Officer of Pacific Gas and Electric Company. Ms. Barcon shall have until March 21 2010, to accept this Agreement by submitting a signed copy to the Company.  Regardless of whether Ms. Barcon accepts this Agreement, on the Date of Resignation, she will be paid all salary or wages and vacation accrued, unpaid and owed to her as of that date, she will remain entitled to any other benefits to which she is otherwise entitled under the provisions of the Company’s plans and programs, and she will receive notice of the right to continue her existing health-insurance coverage pursuant to COBRA.

The benefits set forth in paragraph 2 below are conditioned upon Ms. Barcon’s acceptance of this Agreement.

2.           Separation benefits.  Even though Ms. Barcon is not otherwise entitled to them, in consideration of her acceptance of this Agreement, the Company will provide to Ms. Barcon the following separation benefits:

a.           Severance payment.  Under the terms of the PG&E Company Officer Severance Policy, Ms. Barcon’s severance payment amount is Six Hundred Ninety-Two Thousand One Hundred and Eight Dollars ($692,108.). On the Effective Date of this Agreement as set forth in paragraph 18(a) below, the Company will make the severance payment, less applicable withholdings and deductions to Ms. Barcon.

b.           Stock.  Upon the Date of Resignation, but conditioned on the occurrence of the Effective Date of this Agreement as set forth in paragraph 18(a) below, all unvested  restricted stock grants, and performance share grants provided to Ms. Barcon under PG&E Company’s 2006 Long-Term Incentive Plan shall continue to vest, terminate, or be canceled as provided under the terms of their respective plans or program, as modified by the PG&E Company Officer Severance Policy in effect at the time this Agreement is signed by Ms. Barcon.  The payment and withdrawal of Ms. Barcon’s restricted stock grants, restricted stock unit grants, and performance share grants shall be as provided under the terms of their respective plans or program, as modified by the PG&E Company Officer Severance Policy in effect at the time this Agreement is signed by Ms. Barcon.

c.           Career transition services.  For a maximum period of one year following the Date of Resignation, the Company will provide Ms. Barcon with executive career transition services from the firm of Torchiana, Mastrov & Sapiro, Inc., in accordance with the contract between the Company and Torchiana, Mastrov & Sapiro, Inc.  Ms. Barcon’s entitlement to services under this Agreement will terminate when she becomes employed, either by another employer or through self-employment other than consulting with the Company.  If Ms. Barcon becomes employed, she will promptly notify PG&E Company’s Human Resources Officer to enable the Company to end the provision of services to her by Torchiana, Mastrov & Sapiro, Inc.

d.           Payment of COBRA premiums.  If Ms. Barcon elects and is otherwise eligible to continue her existing health-insurance coverage pursuant to COBRA, the Company will pay her monthly COBRA premiums for the eighteen-month period commencing the first full month after the Date of Resignation and until and unless Ms. Barcon becomes covered under the health-insurance plan of another employer or through self-employment.  Ms. Barcon will promptly notify the PG&E Company’s Human Resources Officer if she becomes employed within that period.

3.           Defense and indemnification in third-party claims.  The Company and/or its parent, affiliate, or subsidiary will provide Ms. Barcon with legal representation and indemnification protection in any legal proceeding in which she is a party or is threatened to be made a party by reason of the fact that she is or was an employee or officer of the Company and/or its parent, affiliate or subsidiary, in accordance with the terms of the resolution of the Board of Directors of PG&E Company dated December 18, 1996.

4.           Cooperation with legal proceedings.  Ms. Barcon will, upon reasonable notice, furnish information and proper assistance to the Company and/or its parent, affiliate or subsidiary (including truthful testimony and document production) as may reasonably be required by them or any of them in connection with any legal, administrative or regulatory proceeding in which they or any of them is, or may become, a party, or in connection with any filing or similar obligation imposed by any taxing, administrative or regulatory authority having jurisdiction, provided, however, that the Company and/or its parent, affiliate or subsidiary will pay all reasonable expenses incurred by Ms. Barcon in complying with this paragraph.

5.           Release of claims and covenant not to sue.

a.           In consideration of the separation benefits and other benefits the Company is providing under this Agreement, Ms. Barcon, on behalf of herself and her representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that she ever had, now has or might have as of the Effective Date against the Company or its predecessors, parent, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns.  These released claims include, without limitation, any claims arising from or related to Ms. Barcon’s employment with the Company, its parent or any of its affiliates and subsidiaries, and the termination of that employment.  These released claims also specifically include, but are not limited, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the

Americans With Disabilities Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, any other federal, state or local law governing the terms and conditions of employment or the termination of employment, and the law of contract and tort; and any claim for attorneys’ fees.

b.           Ms. Barcon acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by her to exist.  Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, and Ms. Barcon specifically waives all rights under Section 1542 of the California Civil Code which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

c.           With respect to the claims released in the preceding paragraphs, Ms. Barcon will not initiate or maintain any legal or administrative action or proceeding of any kind against the Company or its predecessors, parent, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns, for the purpose of obtaining any personal relief, nor (except as otherwise required or permitted by law) assist or participate in any such proceedings, including any proceedings brought by any third parties.

6.           Re-employment.  Ms. Barcon will not seek any future re-employment with the Company, its parent or any of its subsidiaries or affiliates.  This paragraph will not, however, preclude Ms. Barcon from accepting an offer of future employment from the Company, its parent or any of its subsidiaries or affiliates.

7.           Non-disclosure.

a.           Ms. Barcon will not disclose, publicize, or circulate to anyone in whole or in part, any information concerning the existence, terms, and/or conditions of this Agreement without the express written consent of the PG&E Company’s Chief Legal Officer unless otherwise required or permitted by law.  Notwithstanding the preceding sentence, Ms. Barcon may disclose the terms and conditions of this Agreement to her family members, and any attorneys or tax advisors, if any, to whom there is a bona fide need for disclosure in order for them to render professional services to him, provided that the person first agrees to keep the information confidential and not to make any disclosure of the terms and conditions of this Agreement unless otherwise required or permitted by law.

b.           Ms. Barcon will not use, disclose, publicize, or circulate any confidential or proprietary information concerning the Company or its subsidiaries or affiliates, which has come to her attention during her employment with the Company, unless doing so is expressly authorized in writing by the PG&E Company’s Chief Legal Officer, or is otherwise required or permitted by law.  Before making any legally-required or permitted disclosure, Ms. Barcon will give the Company notice at least ten (10) business days in advance.

8.           Non-Disparagement.  Ms. Barcon agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions, which have or may reasonably have the effect of demeaning the name or business reputation of  the Company, or any of its parent companies, subsidiaries or affiliates, or any of their respective employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them.  The Company agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions in any print, electronic or television media or in investor conference calls or webcasts, which have or may reasonably have the effect of demeaning the name or business reputation of Ms. Barcon.  The Company further agrees to instruct its officers, (in each case, while such person remains an officer of the Company) to comply with the Company’s obligations under this paragraph.   In the event the Company’s Chief Legal Officer or Head of Human Resources acquires actual knowledge that a violation of the Company’s obligations under this paragraph 8 has occurred, the Company shall take reasonable action to reprimand and further discourage such behavior in violation of this paragraph 8.   Each Party agrees that nothing in this paragraph 8 shall preclude the other Party from fulfilling any duty or obligation that she or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce such party’s rights under this Agreement in accordance with the dispute resolution provisions specified in paragraph 15 hereof. Each Party shall continue to comply with its or her obligations under this Paragraph 8 regardless of any alleged breach by the other Party of its or her agreements contained in this paragraph 8 unless and until there has been a final determination by a court or an arbitration panel that the other Party has breached its or her obligations under this paragraph.

9.           No unfair competition.

a.           Ms. Barcon will not engage in any unfair competition against the Company, its parent or any of its subsidiaries or affiliates.

b.           For a period of one year after the Effective Date, Ms. Barcon will not, directly or indirectly, solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away:

(1)	any existing customer of the Company or its parent, affiliates or subsidiaries;

(2)
any prospective customer of the Company or its parent, affiliates or subsidiaries about whom Ms. Barcon acquired information as a result of any solicitation efforts by the Company or its parent, affiliates or subsidiaries, or by the prospective customer, during Ms. Barcon’s employment with the Company;

(3)	any existing vendor of the Company or its parent, affiliates or subsidiaries;

(4)
any prospective vendor of the Company or its parent, affiliates or subsidiaries, about whom Ms. Barcon acquired information as a result of any solicitation efforts by the Company or its parent, affiliates or subsidiaries, or by the prospective vendor, during Ms. Barcon’s employment with the Company;

(5)
any existing employee, agent or consultant of the Company or its parent, affiliates or subsidiaries, to terminate or otherwise alter the person’s or entity’s employment, agency or consultant relationship with the Company or its parent, affiliates or subsidiaries; or

(6)
any existing employee, agent or consultant of the Company or its parent, affiliates or subsidiaries, to work in any capacity for or on behalf of any person, company or other business enterprise that is in competition with the Company or its parent, affiliates or subsidiaries.

10.           Material breach by Employee.  In the event that Ms. Barcon breaches any material provision of this Agreement, including but not necessarily limited to paragraphs 4, 5, 6, 7, 8 and/or 9, the Company will have no further obligation to pay or provide to her any unpaid amounts or benefits specified in this Agreement and will be entitled to immediate return of any and all amounts or benefits previously paid or provided to her under this Agreement and to recalculate any future pension benefit entitlement without the additional credited age she received or would have received under this Agreement.  Despite any breach by Ms. Barcon, her other duties and obligations under this Agreement, including her waivers and releases, will remain in full force and effect.  In the event of a breach or threatened breach by Ms. Barcon of any of the provisions in paragraphs 4, 5, 6, 7, 8, and/or 9, the Company will, in addition to any other remedies provided in this Agreement, be entitled to equitable and/or injunctive relief and, because the damages for such a breach or threatened breach will be difficult to determine and will not provide a full and adequate remedy, the Company will also be entitled to specific performance by Ms. Barcon of her obligations under paragraphs 4, 5, 6, 7, 8, and/or 9.  Pursuant to paragraph 15, and except as otherwise prohibited or limited by law, Ms. Barcon will also be liable for any litigation costs and expenses that the Company incurs in successfully seeking enforcement of its rights under this Agreement, including reasonable attorney’s fees.

11.           Material breach by the Company.  Ms. Barcon will be entitled to recover actual damages in the event of any material breach of this Agreement by the Company, including any unexcused late or non-payment of any amounts owed under this Agreement, or any unexcused failure to provide any other benefits specified in this Agreement.  In the event of a breach or threatened breach by the Company of any of its material obligations to him under this Agreement, Ms. Barcon will be entitled to seek, in addition to any other remedies provided in this Agreement, specific performance of the Company’s obligations and any other applicable equitable or injunctive relief.  Pursuant to paragraph 15, and except as prohibited or limited by law, the Company will also be liable for any litigation costs and expenses that Ms. Barcon incurs in successfully seeking enforcement of her rights under this Agreement, including reasonable attorney’s fees.  Despite any breach by the Company, its other duties and obligations under this Agreement will remain in full force and effect.

12.            No admission of liability.  This Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.

13.           Complete agreement.  This Agreement sets forth the entire agreement between the Parties pertaining to the subject matter of  this Agreement and fully supersedes any prior or contemporaneous negotiations, representations, agreements, or understandings between the Parties with respect to any such matters, whether written or oral (including any that would have provided Ms. Barcon with any different severance arrangements).  The Parties acknowledge that they have not relied on any promise, representation or warranty, express or implied, not contained in this Agreement.  Parole evidence will be inadmissible to show agreement by and among the Parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

14.           Severability.  If any provision of this Agreement is determined to be invalid, void, or unenforceable, the remaining provisions will remain in full force and effect except that, should paragraphs 4, 5, 6, 7, 8 and/or 9 be held invalid, void or unenforceable, either jointly or separately, the Company will be entitled to rescind the Agreement and/or recover from Ms. Barcon any payments made and benefits provided to her under this Agreement.

15.           Arbitration.  With the exception of any request for specific performance, injunctive or other equitable relief, any dispute or controversy of any kind arising out of or related to this Agreement, Ms. Barcon’s employment with the Company (or with the employing subsidiary), the separation of Ms. Barcon from that employment and from her positions as an officer and/or director of the Company or any subsidiary or affiliate, or any claims for benefits, will be resolved exclusively by final and binding arbitration using a three-member arbitration panel in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect, provided, however, that in rendering their award, the arbitrators will be limited to accepting the position of Ms. Barcon or the Company.  The only claims not covered by this paragraph are any non-waivable claims for benefits under workers’ compensation or unemployment insurance laws, which will be resolved under those laws.  Any arbitration pursuant to this paragraph will take place in San Francisco, California.  The Parties may be represented by legal counsel at the arbitration but must bear their own fees for such representation in the first instance.  The prevailing party in any dispute or controversy covered by this paragraph, or with respect to any request for specific performance, injunctive or other equitable relief, will be entitled to recover, in addition to any other available remedies specified in this Agreement, all litigation expenses and costs, including any arbitrator, administrative or filing fees and reasonable attorneys’ fees, except as prohibited or limited by law.  The Parties specifically waive any right to a jury trial on any dispute or controversy covered by this paragraph.  Judgment may be entered on the arbitrators’ award in any court of competent jurisdiction.  Subject to the arbitration provisions of this paragraph, the sole jurisdiction and venue for any action related to the subject matter of this Agreement will be the California state and federal courts having within their jurisdiction the location of the Company’s principal place of business in California at the time of such action, and both Parties thereby consent to the jurisdiction of such courts for any such action.

16.           Governing law.  This Agreement will be governed by and construed under the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of California, without regard to their conflicts of laws provisions.

17.           No waiver.  The failure of either Party to exercise or enforce, at any time, or for any period of time, any of the provisions of this Agreement will not be construed as a waiver of that provision, or any portion of that provision, and will in no way affect that party’s right to exercise or enforce such provisions.  No waiver or default of any provision of this Agreement will be deemed to be a waiver of any succeeding breach of the same or any other provisions of this Agreement.

18.           Acceptance of Agreement.

a.           Ms. Barcon was provided up to 21 days to consider and accept the terms of this Agreement and was advised to consult with an attorney about the Agreement before signing it.  The provisions of the Agreement are, however, not subject to negotiation.  After signing the Agreement, Ms. Barcon will have an additional seven (7) days in which to revoke in writing acceptance of this Agreement.  To revoke, Ms. Barcon will submit a signed statement to that effect to PG&E Company’s Chief Legal Officer before the close of business on the seventh day.  If Ms. Barcon does not submit a timely revocation, the Effective Date of this Agreement will be the eighth day after she has signed it.

b.           Ms. Barcon acknowledges reading and understanding the contents of this Agreement, being afforded the opportunity to review carefully this Agreement with an attorney of her choice, not relying on any oral or written representation not contained in this Agreement, signing this Agreement knowingly and voluntarily, and, after the Effective Date of this Agreement, being bound by all of its provisions.

Dated:	2/24/10	PG&E COMPANY

		By:	LAURIE SHAKUR
LAURIE SHAKUR

Dated:	2/24/10		BARBARA BARCON
BARBARA BARCON